Exhibit 4.5.56

SHARE PLEDGE AGREEMENT

between

HERTZ HOLDINGS SOUTH EUROPE SRL

ROME, ITALY

and

BNP PARIBAS

PARIS, FRANCE

and

THE FINANCIAL INSTITUTIONS NAMED IN SCHEDULE 1

relating to the

The pledge of the entire share capital of Hertz AG

INDEX

1.	INTERPRETATION	4
2.	PLEDGE AND PLEDGOR’S OBLIGATIONS	6
3.	RIGHTS AND OBLIGATIONS OF THE PLEDGEE	8
4.	REMEDIES UPON OCCURRENCE OF AN ENFORCEMENT EVENT	8
5.	RELEASE OF THE PLEDGED ASSETS	10
6.	REPRESENTATIONS AND WARRANTIES	11
7.	POWERS OF ATTORNEY	11
8.	ASSIGNMENTS AND TRANSFERS	11
9.	EFFECTIVENESS OF PLEDGE	12
10.	COSTS AND EXPENSES	12
11.	NOTICES	12
12.	SUCCESSOR AGENT	13
13.	SEVERABILITY	13
14.	WAIVERS AND MODIFICATIONS	14
15.	COUNTERPARTS	14
16.	LAW AND JURISDICTION	14
SCHEDULE 1		18
SCHEDULE 2		19
SCHEDULE 3		20

THIS AGREEMENT (THE “AGREEMENT”) IS MADE BETWEEN:

(1)           HERTZ HOLDINGS SOUTH EUROPE SRL, a company incorporated in Italy, having its registered office at Viale Leonardo da Vinci n. 421, 00145 Rome, Italy (the “Pledgor”) of the one part;

and

(2)           BNP PARIBAS, a company incorporated under the laws of France, having its seat at 3 rue d’Antin, 75 078 Paris Cedex 02, France referred to in the Senior Bridge Facilities Agreement dated December 21, 2005 as the Security Agent (the “Security Agent”), and

(3)           THE FINANCIAL INSTITUTIONS NAMED IN SCHEDULE 1 (the “Finance Parties”) of the second part.

WHEREAS

(A)          The Banks have made available certain bank facilities to the Borrowers under a Senior Bridge Facilities Agreement entered into between, inter alia Hertz International, Ltd., the Original Borrowers, the Original Guarantors, BNP Paribas, The Royal Bank of Scotland plc, Calyon and the Banks dated December 21, 2005 (the “Senior Bridge Facilities Agreement”).

(B)           The Borrowers have agreed to secure their obligations to the Banks and the other Finance Parties (as defined in the Senior Bridge Facilities Agreement) in connection with such financing with security interests in, and liens on, certain of their respective properties and assets, whether real or personal, tangible or intangible, as more specifically provided for herein and in the Security Documents (as defined in the Senior Bridge Facilities Agreement).

(C)           Each of the Guarantors (as defined in the Senior Bridge Facilities Agreement) has agreed to guarantee the performance of certain obligations by Hertz Italiana S.p.A (the “Italian Opco”) under the Senior Bridge Facilities Agreement, within the limits set forth therein, and to secure such guarantee with security interests in and liens upon certain of its properties and assets, as more specifically provided for herein and in the Security Documents.

(D)          The Pledgor has agreed to pledge the entire share capital of Hertz AG, a company incorporated in Switzerland, having its registered office at Ifangstrasse 8, 8952 Schlieren, Switzerland (“Hertz”).

IT IS AGREED as follows:

1.             INTERPRETATION

1.1          In this Agreement:

“Business Day” shall mean a day on which the commercial banks in Zurich and Rome are open for normal business transactions;

“Company” means Hertz;

“Dividends” means all dividend payments resolved by the shareholders’ meeting of the Company and effected by the board of directors of the Company whether in cash or in the form of additional shares in such Company (stock dividend) or in any other form;

“Enforcement” means the realization of the Pledged Assets;

“Enforcement Event” means an Event of Default (as defined in the Senior Bridge Facilities Agreement) which is continuing and has not been waived under the Senior Bridge Facilities Agreement and which has resulted in the Facility Agent serving a notice under Section 23.16(a) (Acceleration and Cancellation) of the Senior Bridge Facilities Agreement;

“Last Dividend Payment Date” means in respect of the Shares the date on which Dividends or Secondary Consideration were last paid or delivered to the Pledgor in accordance with Swiss law;

“Lex Friedrich” means the Federal Law on Acquisition of Real Property by Foreigners dated December 16, 1984, as amended;

“Participation Rights” shall mean Partizipationsscheine and Genussscheine within the meaning of articles 656a et seq. and article 657 CO of the Company issued as of the date of this Agreement or to be issued in the future;

“Pledge” means the pledge pursuant to Art. 884 et seq. of the Swiss Civil Code of the Shares as well as the Dividends and Secondary Consideration that may accrue under the Shares from the Last Dividend Payment Date until the date on which Enforcement takes place;

“Pledged Assets” means the Shares, Dividends and Secondary Consideration that are or will be pledged to the Security Agent under this Agreement as security for the Secured Liabilities;

“Secondary Consideration” means all consideration of any kind (bonus, shares, etc.) other than Dividends to which the Pledgor may become entitled by virtue of its ownership of the Shares;

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of Italian Opco as Borrower to the Finance Parties (or any of them) under the A1 Tranche (other than the A1 Non-Guaranteed Tranche) under the Senior Bridge Facilities Agreement, as and to the extent that the amount of such obligations and liabilities may be limited pursuant to Section 24.14 (Italian Guarantors) of the Senior Bridge Facilities Agreement;

“Shares” means the shares in the Company owned now or in the future by the Pledgor and representing the entire share capital of the Company, evidenced by the share certificates listed in Schedule 2 to this Agreement, and all securities whatsoever which may substitute the Shares whether by operation of law or otherwise now or hereafter as well as all further shares, participation certificates or other securities that will be issued in the Pledgor’s favor by the Company after the date hereof;

“Subscription Rights” shall mean the Pledgor’s preemptive right (Bezugsrecht) and advance subscription right (Vorwegzeichnungsrecht) in connection with the issuance of Shares or Participation Rights, or the creation of authorized or conditional share capital by the Company.

1.2          Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Senior Bridge Facilities Agreement.

1.3          In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

1.4          In the event of any inconsistency between the terms of this Agreement and the Senior Bridge Facilities Agreement, the terms of this Agreement shall prevail.

2.             PLEDGE AND PLEDGOR’S OBLIGATIONS

2.1          The Pledgor agrees (i) to pledge on a first ranking basis to the Security Agent (acting for itself and on behalf of the Finance Parties) all present and future Shares, Dividends and Secondary Consideration as security for the Secured Liabilities until such time as the Pledged Assets have been released in accordance with Section 5, (ii) to perfect the Pledge on the date hereof.

2.2          For the purpose of perfecting the Pledge, the Pledgor hereby pledges to the Security Agent (acting for itself and on behalf of the Finance Parties), who accepts such Pledge, all existing Shares, Dividends and Secondary Consideration and hereby delivers to the Security Agent the following documents:

2.2.1       the certificates representing the Shares, duly endorsed in blank;

2.2.2       an up to date copy of the Company share register evidencing that the Pledgor is appropriately recorded as owner of the Company’s shares and containing the mention that the Company’s shares are pledged in favor of the Security Agent.

The Security Agent will acknowledge receipt of the above mentioned documents by signing and delivering to the Pledgor a confirmation substantially in the form of Schedule 3.

2.3          The Pledgor agrees and undertakes as follows:

2.3.1       to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Security Agent may reasonably request for the protection or perfection of the Pledge conferred herewith in favor of the Finance Parties;

2.3.2       except as provided for by mandatory provisions of Swiss law or as permitted under the Senior Bridge Facility Agreement, not to create or allow to subsist any security interest over or in respect of the Pledged Assets or otherwise sell, transfer or dispose of the Pledged Assets or permit to be done, anything which would foreseeably depreciate, jeopardize or otherwise directly or indirectly prejudice the security over the Pledged Assets created hereunder;

2.3.3       in the case of the issuance of new Shares, to forthwith deliver all new Shares or share certificates in respect of the new Shares to the Security Agent, which Shares shall become part of the Pledged Assets under the present Agreement;

2.3.4       to ensure that all material documents, notices and other information in respect of the Shares, including the original share certificates duly endorsed (whenever required), be delivered to the Security Agent;

2.3.5       to refrain from causing the distribution, payment or delivery of any Secondary Consideration, except as permitted under the Senior Bridge Facilities Agreement;

2.3.6       to cooperate with the Security Agent (acting for itself and on behalf of the Finance Parties) in case of Enforcement with regard to the transfer of the Pledged Assets to a purchaser in accordance with the terms of Section 4 of this Agreement;

2.3.7       to abstain from voting in favor of any resolution as regards the Company whereby:

•      the Company’s current corporate purpose provisions would be amended to an extent which would adversely affect the rights of the Security Agent and the Finance Parties hereunder, including the right to enforce the security interest created hereunder;

•      such resolutions would violate or be inconsistent with any term of this Agreement or the Senior Bridge Facilities Agreement;

unless  the Security Agent, acting for itself and on behalf of the Finance Parties, has granted its prior written consent.

2.4          Until the occurrence of an Enforcement Event, the Pledgor shall be entitled to:

2.4.1       receive and retain all Dividends, distributions and other moneys paid on or derived from the Shares and the Secondary Consideration (subject always to the terms of the Senior Bridge Facilities Agreement), and the Security Agent (acting for itself and on behalf of the Finance Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary to enable the Pledgor to collect such Dividends and other moneys paid directly from the Company; and

2.4.2       exercise all voting and other rights and powers attached to the Shares and the Secondary Consideration provided that it will not exercise any such voting rights or powers in a manner prejudicial to the interests of the Security Agent or the Finance Parties under this Agreement and the Senior Bridge Facilities Agreement, and the Security Agent (acting for itself and on behalf of the Finance Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary for the Pledgor to exercise its voting rights in the Shares.

2.5          All rights of the Pledgor to vote or give consent or take any other action as shareholder of the Company, or to receive Dividends directly from the Company shall cease after the occurrence of an Enforcement Event, in which case the Security Agent or the new acquiror, as the case may be, shall be entitled to receive Dividends and to vote or give consent or take any other action as shareholder of the Company.

2.6          Subscription Rights shall remain with the Pledgor, provided, however, that all Shares, Participation Rights and other rights acquired by the Pledgor upon exercise of Subscription Rights shall be deemed to be pledged pursuant to Section 2.1 and all share certificates and other documents representing such Shares, Participation Rights and other rights shall be transferred to the Security Agent pursuant to Section 2.2, in the case of registered shares by share certificates duly endorsed.

3.             RIGHTS AND OBLIGATIONS OF THE PLEDGEE

3.1          Save as otherwise agreed hereunder, the Security Agent shall keep the Pledged Assets in its possession for itself and on behalf of the Finance Parties.

3.2          The Security Agent shall not misuse any of its rights hereunder or as possessor of the Pledged Assets and shall not take any action being inconsistent with the terms of this Agreement or the Senior Bridge Facilities Agreement.

4.             REMEDIES UPON OCCURRENCE OF AN ENFORCEMENT EVENT

4.1          Upon occurrence of an Enforcement Event, the Security Agent shall be entitled to the following remedies, at its election:

4.1.1       sell to third parties not affiliated to the Pledgor and/or the Finance Parties, respectively, all or part of the Pledged Assets in public or private sale and apply the proceeds thereof to the discharge of the Secured Liabilities, being understood that the Security Agent shall act in good faith with a view to sell the Pledged Assets at fair value given all the circumstances. In the event of a public or private auction of the Pledged Assets, the Security Agent shall simultaneously provide the Pledgor with a copy of the information provided to the prospective buyers in anticipation of such auction; moreover, in the event of a private sale, the Security Agent shall inform the Pledgor prior to executing any binding sale agreement of the terms and conditions of such sale. It is understood that the mere failure of the Security Agent to provide the Pledgor with the information set forth in this section shall not in itself give rise to any liability on the part of the Security Agent; or

4.1.2       initiate enforcement proceedings with respect to the Pledged Assets pursuant to any applicable official Swiss enforcement procedure including, as the case may be, pursuant to the Swiss Federal Law on Debt Collection and Bankruptcy and apply the proceeds thereof to the discharge of the Secured Liabilities; or

4.1.3       acquire from the Pledgor all or part of the Pledged Assets for cash consideration equal to the fair market value of the Pledged Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice in the field of corporate finance (i.e. Discounted Cash Flow method and variations thereof), it being understood that the Security Agent (acting for itself and on behalf of the Finance Parties) will be entitled to set off the proceeds of such acquisition against the Secured Liabilities.

The Pledgor expressly confirms its agreement with the remedy granted to the Security Agent under Section 4.1.3. The Pledgor acknowledges that the price at which all or part of the Pledged Assets may be purchased by the Security Agent pursuant to Section 4.1.3 will be based on the value of the Company as computed by an independent expert using a valuation methodology, which is known to the Pledgor and considered by it to be fair and which is customarily used at that time to establish the value of businesses in that industry. The Pledgor recognizes that should the Security Agent decide to pursue the remedy granted under Section 4.1.3, its interests as Pledgor and debtor would be protected in an appropriate manner. If the parties cannot agree on the person or entity acting as independent expert in accordance with this Section 4.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.

4.2          After the sale or disposal of the Pledged Assets, the Security Agent shall account for the sale in accordance with the provisions of the Intercreditor Deeds (as defined in the Senior Bridge Facilities Agreement) and provided that the Secured Liabilities have been satisfied in full, any surplus of the sale or disposal shall be returned to the Pledgor.

4.3          The Security Agent shall be entitled to allocate in its entire discretion the proceeds collected pursuant to Section 4.1 and 4.2 in discharging the Secured Liabilities which have become immediately due and payable, regardless of the debtor or nature (principal or interest) of such Secured Liabilities.

5.             RELEASE OF THE PLEDGED ASSETS

5.1          Upon (a) the Secured Liabilities being discharged in full and none of the Finance Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Obligors or any other person under any of the Finance Documents, or (b) the Pledgor ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Senior Bridge Facilities Agreement, the Pledged Assets or any remainder thereof shall be released to the Pledgor or such other party as designated by the Pledgor.

5.2          In connection with (a) any Permitted Disposal of any Pledged Assets, (b) any sale or other disposition of any Pledged Assets otherwise permitted by the Senior Bridge Facilities Agreement, (c) any sale or other disposition of any Pledged Assets where the Security Agent has consented to the disposal pursuant to the Senior Bridge Facilities Agreement, (d) any sale or any other disposition of any Pledged Assets pursuant to a merger, consolidation, reorganization, winding-up, securitization, Take-Out Financing or sale and leaseback permitted by the Senior Bridge Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganization, winding-up, securitization, Take-Out Financing or sale and leaseback takes place or (e) the creation of any Encumbrance permitted by paragraph (x) of the definition of “Permitted Encumbrances”, the Security Agent shall, at the request and cost of the Pledgor, release the Pledged Assets or any remainder thereof to the Pledgor, provided that, to the extent that the disposal of such Pledged Assets is a Permitted Disposal or a sale or disposition otherwise permitted by the Senior Bridge Facilities Agreement, the Pledged Assets  shall be declared to be automatically released with effect from the day of such disposal and the Security Agent shall, at the cost of the Pledgor, do all such acts which are reasonably requested by the Parent and/or the Pledgor in order to release such Pledged Assets.

5.3          Any Pledged Assets to be released to the Pledgor or any third party as designated by the Pledgor in accordance with Section 5.1 shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Security Agent shall not be deemed to have made any representation or warranty with respect to any Pledged Assets so released, except that such Pledged Assets are free and clear, on the date of release, of any and all liens, charges and encumbrances arising from the Security Agent’s acts.

6.             REPRESENTATIONS AND WARRANTIES

6.1          Without prejudice to the representations and warranties made under the Senior Bridge Facilities Agreement, the Pledgor represents and warrants to the Security Agent that:

6.1.1       it is the sole, legal and beneficial owner of the Shares and such Shares are free of any lien, or third party security interest or other charge or encumbrance of any kind or any other type of preferential arrangement except for the security interest created by the present Agreement, or as otherwise permitted under the Senior Bridge Facilities Agreement;

6.1.2       this Agreement constitutes (i) the Pledgor’s legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective pledge of the Pledged Assets in favor of the Security Agent and the Finance Parties;

6.1.3       the Shares have been validly issued and are fully paid; and

6.1.4       no approval is required under the Lex Friedrich to grant a valid, binding and legally enforceable Pledge in respect of the Pledged Assets to the Security Agent.

7.             POWERS OF ATTORNEY

The Pledgor authorizes the Security Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Pledgor under this Agreement, provided that the Pledgor does not carry out such obligation in due time in accordance with the terms of this Agreement or exercising any of the rights conferred on the Security Agent by this Agreement or by law, in particular in connection with a private realization (Private Verwertung (Selbstverkauf)) but in any case only after the occurrence of an Enforcement Event.

8.             ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred without the prior written consent of the Security Agent. The assignment of the rights and obligations of the Security Agent shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Finance Parties to assign their rights and obligations under the Senior Bridge Facilities Agreement in accordance with Section 36 of the Senior Bridge Facilities Agreement.

9.             EFFECTIVENESS OF PLEDGE

9.1          The security constituted by the Pledge under this Agreement shall be cumulative, in addition to and independent of every other security which the Security Agent or the Finance Parties may at any time hold for the Secured Liabilities or any rights, powers and remedies provided by law.

9.2          No failure on the part of the Security Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

9.3          The Security Agent shall not be liable by reason of taking any action permitted by this Agreement.

10.          COSTS AND EXPENSES

The Pledgor shall bear all costs, fees and expenses incurred by the Finance Parties or the Security Agent in connection with the negotiation, execution or enforcement of this Agreement to the extent required by Section 27 (Costs and Expenses) of the Senior Bridge Facilities Agreement.

11.          NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:

a)          if to the Pledgor

Hertz Holdings South Europe Srl
Address :	Viale Leonardo da Vinci n. 421
00145 Rome, Italy
Tel.	+39 06 542941
Fax.	+39 06 5415226
Attn.	The Board of Directors

With copy to:
Bonelli Erede Pappalardo LLP
Address:	St. Olave’s House
9a Ironmonger Lane

Tel	EC2V 8EY London
Fax.	+44 2077763488
+44 2077763468
Attn.	Avv. R. Sallustio

b)         if to the Security Agent

BNP Paribas
Address:	3 rue d’Antin
75 078 Paris Cedex 02
Tel:	+33 1 43 16 97 25
Fax:	+33 1 42 98 42 98
Attn:	Violaine Delaunay

or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Agreement.

Any notice, request, demand or other communication under this Agreement will be considered as received (i) on the effective date of receipt, if delivered personally, (ii) on the date written on the delivery receipt if sent by registered letter with return receipt or (iii) on the date written on the fax communication receipt if sent by fax.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

12.          SUCCESSOR AGENT

If a successor of the Security Agent is appointed pursuant to Section 34.12 of the Senior Bridge Facilities Agreement, the parties hereto shall enter into an agreement whereby the Security Agent is replaced by the successor agent as party to this Agreement.

13.          SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

14.          WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Senior Bridge Facilities Agreement.

15.          COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

16.          LAW AND JURISDICTION

16.1        This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

16.2        Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

16.3        Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of England or any other competent court having jurisdiction under the Senior Bridge Facilities Agreement, provided that a legal action or proceeding under the Senior Bridge Facilities Agreement is already pending before such court or a claim under the Senior Bridge Facilities Agreement is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

16.4        The Pledgor hereby irrevocably designates, appoints and empowers Hertz Europe Limited, Hertz House, 11 Vine Street, Uxbridge, Middlesex UB8 1QE, UK in the case of any suit, action or proceeding brought in England as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Pledgor in care of the Process Agent at the Process Agent’s above address, and the Pledgor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

SIGNATURE PAGE

BNP Paribas
as Security Agent for itself and on behalf of the Finance Parties

By:	/s/ Iyadh Laalai
	Name:	Iyadh Laalai
	Title:	Senior Structurer

SIGNATURE PAGE

Hertz Holdings South Europe Srl,
as Pledgor

By:	/s/ Sandro Florin
Name:	Sandro Florin
Title:	Vice-President Regional Operations & Quality Assurance Hertz Europe